American                                                 Administrative Offices
Enterprise                                               80 South Eighth Street
Life                                                     PO Box 534
                                                         Minneapolis, MN 55440

             Waiver of Monthly Deduction Rider for Total Disability

Based on the application for this rider and the payment of its monthly deduction, this rider is made a part of the policy. This rider is subject to all policy terms and provisions unless this rider changes them. This rider does not increase your policy values.

Definition of Injury
Accidental bodily injury that occurs while this rider is in force. It must result, directly and independently of all other causes, in total disability.

Definition of Sickness
Disease or illness that first appears and causes total disability while this rider is in force.

Definition of Total Disability
The inability of the insured, due to injury or sickness, to perform the material and substantial duties of his or her principal occupation. After 2 years of such continuous disability, we will consider the insured to be totally disabled only if he or she is unable to perform the material and substantial duties of any gainful occupation. By "gainful occupation", we mean one for which the insured is or becomes reasonably fitted by education, training, or experience.

Subject to the terms of the policy, the death benefit payable may be applied under one of the payment options shown in the policy.

Losses Considered "Presumptive Total Disability"
If injury or sickness causes the total and irrecoverable loss of the following, we will consider the insured totally disabled, even while the insured performs in an occupation:

1.   the sight of both eyes; or
2.   the use of both hands; or
3.   the use of both feet; or
4.   the use of one hand and one foot.

Such loss must occur or first appear after the effective date of this rider and while this rider is in force.


Rider Benefit
This rider provides for the waiver of monthly deductions for the policy if the insured becomes totally disabled and meets the requirements shown below.

To qualify for this benefit, you must give timely proof that the insured's total disability:

1.       has been continuous for 6 months or more; and
2.       began while this rider was in force; and
3. began after the insured's 5th birthday, but before the age 60 anniversary.

Provided these requirements are met, we will waive the monthly deductions as long as total disability lasts. The waiver of monthly deductions will also apply to this and all other riders attached to the policy unless stated otherwise under Policy Data.

Until your claim is approved by us, you must pay the premiums needed so that your policy does not lapse as provided in the grace period provision of the policy. We will also take monthly deductions as usual.

Coverage Under the Policy During Disability During a period of disability, you may not:
1.       increase the specified amount of the policy; or
2.       change from death benefit Option 2 to death benefit Option 1; or
3.       increase any benefits under the policy or any riders attached to it.

Rider Exclusions
We will not waive any monthly deductions if total disability results from:

1.  intentionally self-inflicted injuries; or
2.  war, declared or not, an act of war, or any type of military conflict.

If total disability begins within the grace period for the policy, the monthly deduction due at the time the policy entered the grace period will not be waived.

Proof of Disability
We must receive proof of total disability within one year after the monthly date of the monthly deduction that you ask us to waive. If you don't give us proof within this time, your claim will not be affected if proof was given:

1.   as soon as reasonably possible; and
2.   within  one  year  after  the  insured's   death  or  recovery  from  total
     disability; otherwise, monthly deductions made more than one year before proof was furnished will not be waived.

At reasonable intervals, we have the right to require proof that total disability is continuing. If such proof is not given when required, no further monthly deductions will be waived.

Monthly Deduction
While this rider is in force, a monthly deduction for the cost of this rider is taken from the policy value. The amount can be determined from the Rider Cost of Insurance Table.

Incontestability
After this rider has been in force during the insured's lifetime for two years from its effective date, we cannot contest this rider. The two year period will not include time during which the insured is totally disabled.

Rider Termination
This rider will terminate on the earliest of the following:

1. the monthly date on or next following receipt of your written request for coverage to end; or
2.       the insured's age 60 anniversary; or
3.       the date the policy terminates.

Termination of this rider will not affect a valid claim for benefits for total disability that starts before the termination.

Rider Effective Date
This rider is issued as of the policy date of the policy unless a different date is shown under Policy Data.


American Enterprise Life Insurance Company




Secretary

                          Rider Cost of Insurance Table

The monthly deduction of the cost of this rider is equal to the sum of A + B described below.

A is the result of 1 x (2 - 3), where:
                     1000

(1) is the WMD Rate from the table below, based on the then attained age of the insured;

(2) is the base policy's death benefit, divided by the guaranteed interest rate factor shown under Policy Data;

(3) is the base policy's value at the beginning of the policy month.

B is the monthly cost of this rider for any additional riders attached to the policy.


                 WMD Rate*        WMD Rate*           WMD Rate*         WMD Rate*
                 Male             Female              Male              Female

Attained                                             Attained             Std.               Std.
Age of                                               Age of      Std.     Non-      Std.     Non-
Insured        Std.               Std.               Insured     Smoker   Smoker    Smoker   Smoker
----------------------------------------------------------------------------------------------------------
    5       $ 0.0100           $ 0.0100                35        $ 0.0200 $ 0.0175 $ 0.0250 $ 0.0225
    6         0.0100             0.0100                36          0.0200   0.0175   0.0275   0.0250
    7         0.0100             0.0100                37          0.0225   0.0175   0.0275   0.0250
    8         0.0100             0.0100                38          0.0225   0.0200   0.0300   0.0250
    9         0.0100             0.0100                39          0.0250   0.0200   0.0300   0.0275
   10         0.0100             0.0100                40          0.0275   0.0225   0.0325   0.0275
   11         0.0100             0.0100                41          0.0275   0.0225   0.0325   0.0275
   12         0.0100             0.0100                42          0.0300   0.0250   0.0350   0.0300
   13         0.0125             0.0125                43          0.0325   0.0250   0.0375   0.0300
   14         0.0125             0.0125                44          0.0350   0.0275   0.0375   0.0300
   15         0.0150             0.0125                45          0.0375   0.0300   0.0400   0.0325
   16         0.0150             0.0125                46          0.0400   0.0300   0.0425   0.0325
   17         0.0150             0.0125                47          0.0450   0.0350   0.0450   0.0350
   18         0.0150             0.0150                48          0.0500   0.0375   0.0475   0.0375
   19         0.0150             0.0150                49          0.0550   0.0400   0.0500   0.0400
Attained                Std.                Std.       50          0.0600   0.0450   0.0550   0.0425
Age of        Std.      Non-      Std.      Non-       51          0.0675   0.0525   0.0625   0.0475
Insured       Smoker    Smoker    Smoker    Smoker     52          0.0775   0.0600   0.0700   0.0525
   20         0.0150    0.0150    0.0175    0.0150     53          0.0925   0.0700   0.0800   0.0575
   21         0.0150    0.0150    0.0175    0.0150     54          0.1075   0.0825   0.0900   0.0675
   22         0.0150    0.0150    0.0175    0.0150     55          0.1300   0.0975   0.1050   0.0775
   23         0.0150    0.0150    0.0175    0.0175     56          0.1550   0.1175   0.1225   0.0925
   24         0.0150    0.0150    0.0175    0.0175     57          0.1875   0.1400   0.1450   0.1100
   25         0.0150    0.0150    0.0200    0.0175     58          0.2275   0.1700   0.1700   0.1300
   26         0.0150    0.0150    0.0200    0.0175     59          0.2775   0.2075   0.2000   0.1550
   27         0.0150    0.0150    0.0200    0.0200
   28         0.0150    0.0150    0.0200    0.0200
   29         0.0150    0.0150    0.0200    0.0225
   30         0.0150    0.0150    0.0225    0.0200
   31         0.0175    0.0150    0.0225    0.0225
   32         0.0175    0.0150    0.0225    0.0225
   33         0.0175    0.0150    0.0250    0.0225
   34         0.0175    0.0175    0.0250    0.0225


*For insureds with a preferred risk classification, the above standard non-smoker rates will apply. If other than a preferred or standard risk classification applies to the specified amount or to this rider, the WMD rate will be adjusted by multiplying the above monthly rates by the appropriate risk factor shown under Policy Data.